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                                                                    Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 11, 1998, which appears on page 30 of the Annual Report to Stockholders of PAREXEL International Corporation which is incorporated by reference in PAREXEL International Corporation's Annual Report on Form 10-K for the year ended June 30, 1998. We also consent to the application of such report to the Financial Statements for the three years ended June 30, 1998 listed under Item 14(a) of such Annual Report on Form 10-K when such schedule is read in conjunction with the consolidated financial statements referred to in our report. The audits referred to in such report included this Financial Statement Schedule.



PRICEWATERHOUSECOOPERS LLP


BOSTON, MASSACHUSETTS
JANUARY 25, 1999